Exhibit 77Q1(e)

AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENTS

This amendment to Investment Advisory Agreements (this “Amendment”) is entered into as of the 31st day of October, 2013,  by and among Boulder Growth & Income Fund, Inc., a Maryland corporation (the “Fund”), Boulder Investment Advisers, L.L.C. a Colorado limited liability company (“BIA”) and Stewart Investment Advisers, a Barbados international business company (“SIA” and, together with BIA, the “Advisers”).

WHEREAS, the Fund and BIA are parties to that certain Investment Advisory Agreement, dated as of April 26, 2002, whereby BIA provides certain investment advisory services to the Fund for a fee (the “BIA Agreement”);

WHEREAS, the Fund and SIA are parties to that certain Investment Advisory Agreement, dated as of April 26, 2002 whereby SIA provides certain investment advisory services to the Fund for a fee (the “SIA Agreement” and, together with the BIA Agreement, the “Advisory Agreements”);

WHEREAS, at a meeting of the Fund’s Board of Directors (the “Board”) held on October 30, 2013 (the “Meeting”), the Board approved the reallocation of advisory fees to be paid by the Fund to BIA and SIA under the Advisory Agreements as well as a general restriction on the Board’s ability to adjust such allocation; and

WHEREAS, BIA, SIA and the Fund desire to amend certain provisions of the respective Advisory Agreements in order to reflect the actions the Board approved at the Meeting.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.

Definitions.  Except as otherwise defined herein, capitalized terms shall have the meanings given to such terms in the respective Advisory Agreements.

2.

Amendments to Advisory Agreements.  The Advisory Agreements are hereby amended as follows:

2.1.1

Section 8 of the Advisory Agreements shall be amended by deleting the second sentence and inserting the following new language in lieu thereof:

“The Advisory Fee shall be the aggregate and entirety of all advisory fees to be paid by the Fund and will be allocated between the Adviser and the Co-Adviser as set forth in Exhibit A.  Such allocation may be adjusted from time to time in the discretion of the Board so long as the Advisory Fee is not increased.”

2.1.2

Exhibit A of the Advisory Agreements shall be amended by deleting the section titled “Fee Split between Adviser and Co-Adviser” in its entirety and inserting the following new language in lieu thereof:

“Fee Allocation between Adviser and Co-Adviser

The Advisory Fee shall be allocated between the Adviser and Co-Adviser as follows:  25% to Stewart Investment Advisers and 75% to Boulder Investment Advisers, L.L.C.”

3.

Effective Date.  The effective date of this Amendment shall be October 1, 2013 in order to account for the advisory fees earned during the month of October and payable on November 1, 2013.

4.

Continuing Effect.  Except as specifically provided herein, all other terms and conditions of the Advisory Agreements shall remain in full force and effect.

5.

No Waiver.  This Amendment is limited in effect, shall apply only as expressly set forth herein and shall not constitute or be deemed to be an amendment or waiver of any other provision of the Advisory Agreements.

6.

Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

THE ADVISERS:

BOULDER INVESTMENT ADVISERS, L.L.C., a Colorado limited liability company

By: /s/ Stephen C. Miller

Stephen C. Miller, President/Manager

STEWART INVESTMENT ADVISERS, a Barbados international business company

By: /s/ Glade Christensen

Glade Christensen, President

THE FUND:

BOULDER GROWTH & INCOME FUND INC. a Maryland corporation

By: /s/ Stephen C. Miller

Stephen C. Miller, President

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